Exhibit 10.143

March 22, 2006

Don Meiners
401 Full Moon Way
Danville, CA 94506

Re: Amendment to Severance Agreement

Dear Don:

You and Wave Wireless Corporation (the “Company”) are parties to a Severance Agreement dated November 3, 2004, a copy of which is attached hereto (the “Agreement”). This letter agreement supercedes the Agreement. Upon execution of this Agreement, the Agreement shall terminate and be of no force and effect.

In the event of your termination from the Company for any reason at any time after the closing of the merger with Wave Rider Communications, Inc., you will receive three (3) month’s severance. In addition, the Company will pay your COBRA for a period of six (6) months following your termination.

In the event you’re employment with the Company is terminated involuntarily, your shares of restricted common stock shall vest 100%. In the event your employment is voluntarily terminated, your restricted stock shall continue to vest for a period of six (6) months following the date of termination.

If you agree that this letter accurately sets forth our agreement as to the matters set forth herein, please indicate your acceptance by signing in the space set forth below, and returning a copy hereof to Company.
Sincerely,

WAVE WIRELESS CORPORATION

/s/ Daniel W. Rumsey
Daniel W. Rumsey

ACCEPTED AND AGREED TO
AS OF THE DATE HEREOF:

/s/ Don Meiners
Don Meiners